AMENDMENT NO. 1 DATED AS OF OCTOBER 1, 2015 TO THE

INVESTMENT MANAGEMENT AGREEMENT DATED AS OF MAY 20, 2014

WHEREAS, Pantheon Ventures (US) LP, a Delaware limited partnership (the “Investment Manager”), and AMG Pantheon Private Equity Master Fund, LLC, a Delaware limited liability company (the “Fund”), entered into an Investment Management Agreement dated as of May 20, 2014 (the “Agreement”); and

WHEREAS, the Investment Manager and the Fund jointly desire to amend the Agreement as provided herein;

NOW, THEREFORE, the Investment Manager and the Fund hereby agree as follows:

1. Amendments to the Agreement. Effective upon the date hereof, Section 3 of the Agreement is hereby amended to read in its entirety as follows:

“3.	Fees.

The Fund will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a management fee (“Management Fee”). The Management Fee is accrued and paid monthly. The Management Fee is calculated at the annual rate of 0.70% of the net assets of the Fund as of the end of each month, determined before giving effect to the payment of the Management Fee being calculated or to any purchases or repurchases of interests of the Fund or any distributions by the Fund. “Net assets of the Fund” means the value of the total assets of the Fund (including any assets attributable to leverage) minus accrued liabilities (other than liabilities representing leverage). In the event the Investment Manager is not acting as such for an entire calendar month, the Management Fee payable by the Fund for the calendar month shall be prorated to reflect the portion of the calendar month in which the Investment Manager is acting as such under this Agreement.”

2. Miscellaneous. Any capitalized term used herein but not defined herein shall have the meaning assigned to it in the Agreement. The Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws provisions. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

PANTHEON VENTURES (US) LP

By:	/s/ Kevin K. Albert
Name: Kevin K. Albert
Title: Partner

AMG PANTHEON PRIVATE EQUITY MASTER FUND, LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer